Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158478

GLOBAL INCOME TRUST, INC.

STICKER SUPPLEMENT DATED JUNE 18, 2012

TO PROSPECTUS DATED APRIL 27, 2012

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated April 27, 2012. Capitalized terms used in this sticker supplement have the same meaning as in the prospectus unless otherwise defined herein. The terms “we,” “our,” “us” “Company” and “Global Income Trust” include Global Income Trust, Inc. and its subsidiaries.

This information is presented as of June 18, 2012.

RECENT DEVELOPMENTS

The Advisor and the Advisory Agreement

The following supersedes and replaces in full the second paragraph under “The Advisor and the Advisory Agreement – Sub-Advisors” on page 122 of the prospectus:

Macquarie Group Limited (ASX:MQG) (“Macquarie” or “Macquarie Group”), headquartered in Sydney, Australia, is a global provider of banking, financial, advisory, investment and funds management services. Macquarie acts on behalf of institutional, corporate and retail clients around the world. Founded in 1969, Macquarie employs more than 14,200 people in 28 countries. Assets under management total approximately $327 billion as of March 31, 2012.

Plan of Distribution

On June 18, 2012, CNL Securities Corp., our Managing Dealer, entered into an agreement with Behringer Securities, LP under which our Managing Dealer engaged Behringer Securities, LP to conduct wholesaling activities with respect to brokers that have entered into a participating broker agreement with our Managing Dealer. The agreement does not change the selling commissions or marketing support fees payable by us. Behringer Securities, LP is registered as a broker-dealer with the Commission and is a member of FINRA. In addition, Behringer Securities, LP is licensed or registered as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico.

The following supersedes and replaces in full the first paragraph under “Plan of Distribution – Other Compensation” on page 173 of the prospectus:

As described above, we pay our Managing Dealer up to 7% of the Gross Proceeds as selling commissions and up to 3% of the Gross Proceeds as a marketing support fee. In connection with the sale of shares, the Managing Dealer or any third-party participating broker it so designates may perform wholesaling functions for which their respective associated Persons will receive compensation. Any such third-party wholesaler will be compensated by the Managing Dealer without any change in the net proceeds to us. In addition, our Managing Dealer may reimburse participating brokers for technology costs and other costs and expenses associated with the offering, and the facilitation of the marketing of our shares. These other costs and expenses include reimbursements for costs and expenses related to investor and broker-dealer sales and training meetings, and broker-dealer bona fide training and educational meetings. Any such meetings will be conducted by us, our Managing Dealer and/or participating brokers in accordance with rules promulgated by FINRA.

Statement Regarding Forward Looking Information

Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Global Income Trust, Inc. (herein also referred to as the “Company”) intends that all such forward-looking statements be covered by the safe-harbor provisions for forward-looking statements of Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable.

All statements, other than statements that relate solely to historical facts, including, among others, statements regarding the Company’s future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “continues,” “pro forma” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2011, our prospectus dated April 27, 2012, and other documents filed from time to time with the Securities and Exchange Commission.

Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to: the global impact of the current credit crisis in the U.S. and Europe; changes in general economic conditions in the U.S. or globally (including financial market fluctuations); risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks of doing business internationally and global expansion, including unfamiliarity with new markets and currency risks; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to development projects or acquired property value-add conversions, if applicable (including construction delays, cost overruns, the Company’s inability to obtain necessary permits and/or public opposition to these activities); defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to qualify and maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand.

Management believes these forward-looking statements are reasonable; however, such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. Investors are cautioned not to place undue reliance on any forward-looking statements which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.